As filed with the Securities and Exchange Commission on April 7, 2020     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LUMOS PHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	42-1491350
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

4200 Marathon Boulevard
Suite 200	78756
Austin, TX
(Address of principal executive offices)	(Zip code)

Lumos Pharma, Inc. 2012 Equity Incentive Plan, as amended
Lumos Pharma, Inc. 2016 Stock Plan
(Full title of the plans)
Richard J. Hawkins
Chief Executive Officer
Lumos Pharma, Inc.
4200 Marathon Boulevard, Suite 200
Austin, TX 78756
(512) 215-2630
(Name and address of agent for service)

Copies to:
J. Robert Suffoletta Jr., Esq.
Wilson Sonsini Goodrich & Rosati, Professional Corporation
900 S. Capital of Texas Highway
Las Cimas IV, Fifth Floor
Ausitn, TX 78746
(512) 338-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, (par value $0.01) reserved for issuance under the Lumos Pharma, Inc. 2012 Equity Incentive Plan	26,248(2)	$1.39(3)	$36,484.72	$4.74(4)
Common Stock, (par value $0.01) reserved for issuance under the Lumos Pharma, Inc. 2016 Stock Plan	163,864(2)	$3.66(3)	$599,742.24	$77.85(4)

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of Common Stock of Lumos Pharma, Inc. (the “Registrant”) that become issuable under the Lumos Pharma, Inc. 2012 Equity Incentive Plan (the “Lumos 2012 Plan”) or the Lumos Pharma, Inc. 2016 Stock Plan (the “Lumos 2016 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)
Pursuant to the Agreement and Plan of Merger and Reorganization dated as of September 30, 2019 (the “Merger Agreement”) by and among NewLink Genetics Corporation, Lumos Pharma, Inc. and Cyclone Merger Sub, Inc., upon the closing of the transaction contemplated by the Merger Agreement on March 18, 2020 (the “Merger”), (i) the Registrant changed its name to Lumos Pharma, Inc. and (ii) the Registrant assumed certain outstanding options under the Lumos 2012 Plan and the Lumos 2016 Plan (“Assumed Awards”) and such Assumed Awards were automatically converted into awards in respect of shares of the Registrant’s Common Stock, subject to appropriate adjustments to the number of shares issuable pursuant to such Assumed Awards as provided in the Merger Agreement.

(3)
Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee and is based upon the weighted-average prices of outstanding options (rounded up to the nearest cent).

(4)
The amount of the registration fee is calculated pursuant to Section 6(b) of the Securities Act, which currently provides that the filing fee rate shall be “$129.80 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered. The Registration Fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by 0.0001298.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):
(i)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 3, 2020, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(ii)    The Registrant’s Current Reports on Form 8-K filed with the SEC on March 18, 2020, March 27, 2020 and April 2, 2020;
(ii)    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (i) above; and
(iii)    The description of the Registrant’s Common Stock included in the Registrant’s Registration Statement on Form 8-A filed on November 8, 2011, including any amendment or report updating such description.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers
The Registrant is incorporated under the laws of the State of Delaware. The Registrant’s amended and restated bylaws require the Registrant to indemnify its directors to the fullest extent not prohibited by law and permit the Registrant to indemnify its officers, employees and other agents as set forth under Delaware law. The Registrant will indemnify any such person in connection with a proceeding initiated by such person only if such indemnification is expressly required by law, the proceeding was authorized by the Registrant’s board of directors, the indemnification is provided by the Registrant, in its sole discretion, pursuant to the Delaware General Corporation Law or other applicable law or is otherwise expressly required by the Registrant’s amended and restated bylaws. Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other agents under specified circumstances and subject to specified limitations. Delaware law also permits a corporation to not hold its directors personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for:

•	breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.
These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.
The Registrant’s amended and restated bylaws permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity. The Registrant has obtained directors’ and officers’ liability insurance to cover certain liabilities.
The Registrant has entered into indemnity agreements with each of its directors that require the Registrant to indemnify such persons against any and all expenses, including attorneys’ fees, witness fees, judgments, fines, settlements and other amounts incurred, including expenses of a derivative action, in connection with any action, suit or proceeding or alternative dispute resolution mechanism, inquiry hearing or investigation, whether threatened, pending or completed, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Registrant, provided that such person’s conduct did not constitute a breach of his or her duty of loyalty to the Registrant or the Registrant’s stockholders, and was not an act or omission not in good faith or which involved intentional misconduct or a knowing violation of laws. The indemnity agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as directors of the Registrant.
At present, there is no pending litigation or proceeding involving a director or officer of the Registrant for which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted by directors, executive officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit Number		Description
4.1		Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on November 18, 2011).
4.2		Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registant's Current Report on Form 8-K filed on May 14, 2013).
4.3
Certificate of Amendment to Certificate of Incorporation to Effect the Reverse Stock Split (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on March 18, 2020).

4.4		Certificate of Amendment to Certificate of Incorporation to Effect the Name Change (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on March 18, 2020).
4.5		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on September 30, 2019).
4.7		Form of Registrant's Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 18, 2020).
5.1	*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	*	Consent of KPMG LLP
23.2	*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
24.1	*	Power of Attorney is contained on the signature page
99.1		Lumos Pharma, Inc. 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on March 18, 2020).
99.2		2012 Equity Incentive Plan From of Incentive Stock Option Grant Notice (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on March 18, 2020).
99.3		Lumos Pharma, Inc. 2016 Stock Plan (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on March 18, 2020).
99.4		2016 Form of Stock Option Grant Notice (incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed on March 18, 2020).
	*	Filed herewith

Item 9. Undertakings
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 7, 2020.

LUMOS PHARMA, INC.

By:	/s/ Richard J. Hawkins
Richard J. Hawkins
Its:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Richard J. Hawkins and Carl W. Langren, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Richard J. Hawkins (Richard J. Hawkins)	Chief Executive Officer, Director (Principal Executive Officer)	April 7, 2020
/s/ Carl W. Langren (Carl W. Langren)	Chief Financial Officer (Principal Financial Officer)	April 7, 2020
/s/ Thomas A. Raffin (Thomas A. Raffin, MD)	Director	April 7, 2020
/s/ Lota S. Zoth (Lota S. Zoth)	Director	April 7, 2020
/s/ Chad A. Johnson (Chad A. Johnson, JD)	Director	April 7, 2020
/s/ Emmett T. Cunningham, Jr. (Emmett T. Cunningham, Jr., M.D.)	Director	April 7, 2020
/s/ Kevin Lalande (Kevin Lalande)	Director	April 7, 2020
/s/ Joseph S. McCracken (Joseph S. McCracken)	Director	April 7, 2020